NEWS RELEASE

OLD REPUBLIC REPORTS RESULTS FOR THE FIRST QUARTER 2026

CHICAGO – April 23, 2026 – Old Republic International Corporation (NYSE: ORI) today reported the following results for the first quarter 2026:

•Net income of $330.0 million, compared to $245.0 million last year.
•Net income excluding investment gains (net operating income) of $170.5 million, compared to $201.7 million last year.
•Net operating income per diluted share of $0.68, compared to $0.81 last year.
•Consolidated net premiums and fees earned of $1.97 billion, compared to nearly $1.85 billion last year.
•Net investment income of $178.0 million, compared to $170.7 million last year.
•Consolidated combined ratio of 96.6%, compared to 93.7% last year.
•Favorable loss reserve development of 1.5 points, compared to 2.6 points last year.
•Book value per share of $24.53, inclusive of dividends declared, up 2.6% since year-end 2025.
•Annualized operating return on equity of 11.5%.
•Total capital returned to shareholders of $237.5 million.

Dollar amounts (other than per share amounts) are presented in millions, except as otherwise indicated.

OVERALL RESULTS ATTRIBUTABLE TO SHAREHOLDERS

	Quarters Ended March 31,
	2026	2025	% Change
Net income	$330.0	$245.0
Net of tax investment gains	159.4	43.2
Net income excluding investment gains	$170.5	$201.7	(15.4)%

Combined ratio	96.6%	93.7%

PER DILUTED SHARE ATTRIBUTABLE TO SHAREHOLDERS

	Quarters Ended March 31,
	2026	2025	% Change
Net income	$1.32	$0.98
Net of tax investment gains	0.64	0.17
Net income excluding investment gains	$0.68	$0.81	(15.4)%

SHAREHOLDERS' EQUITY (BOOK VALUE)

	Mar. 31,	Dec. 31,
	2026	2025	% Change
Total	$5,911.9	$5,914.0	—%
Per common share	$24.53	$24.21	1.3%

Old Republic International Corporation

Old Republic's business is managed for the long run. In this context, management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the Company's obligations. Although Generally Accepted Accounting Principles (GAAP) uses net income as the measure of total profitability, management uses net income excluding net investment gains (losses) (net operating income), a non-GAAP financial measure, in its evaluation of periodic and long-term results.

In management's opinion, excluding investment gains (losses) from income provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income can mask trends in operating results because such realizations are often highly discretionary. Similarly, the inclusion of unrealized investment gains (losses) in equity securities can further distort such operating results with significant period-to-period fluctuations that are unrelated to the insurance operations. Net operating income, however, does not replace GAAP net income as a measure of total profitability.

FINANCIAL HIGHLIGHTS
	Quarters Ended March 31,
SUMMARY INCOME STATEMENTS:	2026	2025	% Change
Revenues:
Net premiums and fees earned	$1,972.2	$1,841.0	7.1%
Net investment income	178.0	170.7	4.3
Other income	47.3	47.2	0.2
Total operating revenues	2,197.6	2,059.0	6.7
Net investment gains:
Realized from actual transactions and impairments	85.3	37.4
Unrealized from changes in fair value of equity securities	116.4	17.6
Total net investment gains	201.8	55.0
Total revenues	2,399.4	2,114.0
Operating expenses:
Loss and loss adjustment expenses	840.2	777.7	8.0
Underwriting, acquisition, and other expenses	1,128.0	1,010.7	11.6
Interest and other charges	17.7	17.8	(0.5)
Total expenses	1,986.0	1,806.3	10.0%
Pretax income	413.4	307.7
Income taxes	83.8	61.6
Total net income	329.5	246.1
Net income (loss) attributable to noncontrolling interests	(0.5)	1.1
Net income attributable to shareholders	$330.0	$245.0

COMMON STOCK STATISTICS:
Components of net income per share:
Basic net income excluding investment gains	$0.70	$0.83	(15.1)%
Net investment gains:
Realized investment gains	0.28	0.12
Unrealized from changes in fair value of equity securities	0.38	0.06
Basic net income	$1.36	$1.01

Diluted net income excluding investment gains	$0.68	$0.81	(15.4)%
Net investment gains:
Realized investment gains	0.27	0.12
Unrealized from changes in fair value of equity securities	0.37	0.05
Diluted net income	$1.32	$0.98

Dividends declared on common stock	$0.315	$0.290	8.6%

Old Republic International Corporation

The information presented in the following table highlights the most meaningful indicators of Old Republic's segmented and consolidated financial performance. The information underscores the performance of the Company's operating companies, as well as the sound investment of their capital and underwriting cash flows.

Sources of Consolidated Income
	Quarters Ended March 31,
	2026	2025	% Change
Net premiums and fees earned:
Specialty Insurance	$1,291.8	$1,233.6	4.7%
Title Insurance	677.8	605.1	12.0
Corporate & Other	2.4	2.2	7.6
Consolidated	$1,972.2	$1,841.0	7.1%

Underwriting income (loss): (a)
Specialty Insurance	$67.2	$126.1	(46.7)%
Title Insurance	(0.5)	(12.2)	95.2
Corporate & Other	(15.4)	(14.0)	(9.4)
Consolidated	$51.2	$99.8	(48.7)%

Net investment income:
Specialty Insurance	$158.1	$150.0	5.4%
Title Insurance	17.4	16.7	4.4
Corporate & Other	2.4	3.9	(38.1)
Consolidated	$178.0	$170.7	4.3%

Interest and other charges:
Specialty Insurance	$16.2	$16.0
Title Insurance	0.1	0.1
Corporate & Other (b)	1.3	1.6
Consolidated	$17.7	$17.8	(0.5)%

Pretax income (loss) excluding investment gains:
Specialty Insurance	$209.0	$260.1	(19.6)%
Title Insurance	16.7	4.3	284.5
Corporate & Other	(14.3)	(11.8)	(21.1)
Consolidated	211.5	252.7	(16.3)%
Income taxes	41.4	49.8
Net income excluding investment gains	170.0	202.8	(16.2)%
Consolidated pretax investment gains:
Realized from actual transactions and impairments	85.3	37.4
Unrealized from changes in fair value of equity securities	116.4	17.6
Total	201.8	55.0
Income taxes	42.4	11.7
Net of tax investment gains	159.4	43.2
Total net income	329.5	246.1
Net income (loss) attributable to noncontrolling interests	(0.5)	1.1
Net income attributable to shareholders	$330.0	$245.0

(a) Includes related services.
(b) Includes consolidation/elimination entries.

Old Republic International Corporation

Specialty Insurance Segment Operating Results

	Quarters Ended March 31,
	2026	2025	% Change
Revenues:
Net premiums written	$1,315.3	$1,272.0	3.4%
Net premiums earned	1,291.8	1,233.6	4.7
Other income	47.1	47.1	0.2
Expenses:
Loss and loss adjustment expenses	821.9	761.0	8.0
Underwriting, acquisition, and other expenses	449.9	393.5	14.3
Segment underwriting income	67.2	126.1	(46.7)
Add: Net investment income	158.1	150.0	5.4
Less: Interest and other charges	16.2	16.0	1.7
Segment pretax operating income	$209.0	$260.1	(19.6)%

Loss ratio:
Current year	65.2%	65.0%
Prior years	(1.6)	(3.3)
Total	63.6	61.7
Expense ratio	31.2	28.1
Combined ratio	94.8%	89.8%

Specialty Insurance net premiums earned increased 4.7%. Growth was driven by a combination of premium rate increases and new business production, including an increasing contribution from new operating companies, partially offset by a decline in renewal retention ratios. Retention ratios were affected by the continued prioritization of rate, in particular within commercial auto and general liability lines where significant rate increases were achieved. Premium growth was most pronounced within commercial auto, property, accident & health, and general liability coverages while the most notable decline came from Canadian travel accident and trucking.

The net investment income increase was driven by a higher invested asset base, along with higher investment yields earned.

The Specialty Insurance loss ratio is higher due to lower levels of favorable prior year loss reserve development while the current year loss ratio remained consistent. Favorable prior year development came predominately from commercial auto, workers' compensation, and property, partially offset by modest unfavorable development in general liability. The expense ratio is elevated due to continued investments in start-up operating companies which are not at scale, information technology modernization, data analytics, and artificial intelligence, including the additional personnel costs to manage all of these key initiatives. Several of the information technology modernization efforts are entering a phase in which costs are being amortized while the systems being replaced are not yet decommissioned.

Together, these factors produced a profitable combined ratio and strong pretax operating income. For Specialty Insurance, combined ratios between 90% and 95% are targeted over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range, particularly with long-tailed lines of coverage.

Old Republic’s previously announced proposed acquisition of Everett Cash Mutual Insurance Co. (ECM) and affiliated companies following its conversion to a stock company in a sponsored demutualization transaction has received regulatory approval, and is expected to close early in the third quarter 2026 upon receipt of policyholder approval and completion of all customary and regulatory closing conditions. Upon closing, ECM will be reported within the Specialty Insurance segment operating results.

Old Republic International Corporation

Title Insurance Segment Operating Results

	Quarters Ended March 31,
	2026	2025	% Change
Revenues:
Net premiums earned	$618.9	$546.9	13.2%
Title, escrow, and other fees	58.9	58.1	1.3
Net premiums and fees earned	677.8	605.1	12.0
Other income	0.1	0.1	N/M
Expenses:
Loss and loss adjustment expenses	17.4	16.0	8.7
Underwriting, acquisition, and other expenses	661.1	601.4	9.9
Segment underwriting loss	(0.5)	(12.2)	95.2
Add: Net investment income	17.4	16.7	4.4
Less: Interest and other charges	0.1	0.1	N/M
Segment pretax operating income	$16.7	$4.3	284.5%

Loss ratio:
Current year	3.7%	3.5%
Prior years	(1.1)	(0.8)
Total	2.6	2.7
Expense ratio	97.5	99.4
Combined ratio	100.1%	102.1%

Title Insurance net premiums and fees earned increased 12.0% for the quarter. Both agency and directly produced premiums experienced solid growth and strong commercial business production. Commercial premiums represented 27% of net premiums earned compared to 24% in the first quarter of last year. Title, escrow, and other fees were up slightly, as the decrease in fees from the sale of certain technology platforms in the first quarter 2025 was offset by growth in escrow and closing service fees.

Net investment income increased primarily due to higher investment yields earned on a slightly higher invested asset base.

The Title Insurance loss ratio remained consistent with last year, reflecting a higher level of favorable prior year loss reserve development offset by slightly higher current year losses. The expense ratio continues to benefit from expense management and scale, partially offset by a higher amount of agent commissions primarily due to greater amounts of agency business compared to the direct operation.

Together, these factors produced higher pretax operating income. For Title Insurance, combined ratios between 90% to 95% are targeted over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range. Although Title Insurance has been navigating a difficult real estate environment over the last few years resulting in ratios in excess of this range, they continue to strive to come into range in the near term.

Old Republic International Corporation

Corporate & Other Operating Results

	Quarters Ended March 31,
	2026	2025	% Change
Net premiums earned	$2.4	$2.2	7.6%
Net investment income (a)	2.4	3.9	(38.1)
Operating revenues	4.8	6.2	(21.5)
Operating expenses	19.1	18.0	6.4
Corporate & Other pretax operating loss	$(14.3)	$(11.8)	(21.1)%
(a) Net of elimination entries.

Corporate & Other includes a small life and accident insurance business, the parent holding company, and several internal corporate services subsidiaries. Net investment income was impacted by a lower invested asset base due to the return of capital to shareholders, including the January 2026 special dividend payment.

Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
Assets:
Fixed income securities (at fair value)	$12,802.6	$12,709.8
Equity securities (at fair value)	2,527.7	2,487.7
Short-term investments (at fair value which approximates cost)	1,044.9	1,613.6
Other investments	18.2	27.7
Cash	202.1	263.2
Accrued investment income	129.9	141.1
Accounts and notes receivable	2,783.3	2,782.2
Reinsurance balances and funds held	403.0	404.5
Reinsurance recoverable	7,942.8	7,740.2
Deferred policy acquisition costs	659.1	636.2
Other assets	1,081.9	1,055.9
Total assets	$29,596.0	$29,862.7

Liabilities and Equity:
Loss and loss adjustment expense reserves	$14,954.8	$14,775.7
Unearned premiums	4,099.5	3,982.5
Other policyholders' benefits and funds held	176.6	177.8
Commissions, expenses, fees, and taxes	553.2	601.8
Reinsurance balances and funds held	1,440.8	1,428.0
Federal income tax: Deferred	210.6	219.3
Debt	1,590.2	1,589.9
Other liabilities	644.6	1,158.7
Total liabilities	23,670.5	23,934.2
Total shareholders' equity	5,911.9	5,914.0
Noncontrolling interests	13.4	14.4
Total equity	5,925.4	5,928.4
Total liabilities and equity	$29,596.0	$29,862.7

Old Republic International Corporation

Investments

As of March 31, 2026, the consolidated investment portfolio reflected an allocation of approximately 85% to fixed income securities (bonds and notes) and short-term investments, and 15% to equity securities (common and preferred stocks). The investment management process remains focused on retaining quality investments that produce consistent streams of investment income, while monitoring concentration limits among the operating companies. The fixed income portfolio continues to be the anchor for the operating companies' obligations. The maturities of the fixed income securities are generally matched to the expected liabilities for claim payment obligations to policyholders and their beneficiaries. The equity portfolio consists of high-quality common stocks of U.S. companies with long-term records of reasonable earnings growth and steadily increasing dividends.

Old Republic’s investment portfolio is focused on ensuring solid funding of the operating companies' obligations to policyholders and their beneficiaries, as well as the long-term stability of the subsidiaries’ capital base. For these reasons, the investment portfolio has extremely limited exposure to high risk or illiquid asset classes such as limited partnerships, derivatives, hedge funds or private equity investments. In addition, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities with values predicated on non-regulated financial instruments with unfunded counter-party risk attributes. Old Republic performs regular stress tests of the investment portfolio to gain reasonable assurance that periodic downdrafts in market prices do not undermine the Company's financial strength.

Shareholders' Equity Per Share

Changes in shareholders' equity per share are reflected in the following table. These changes resulted mostly from net operating income, realized and unrealized investment gains (losses), and dividends to shareholders declared during the year.

	Quarters Ended Mar. 31,
	2026	2025
Beginning balance	$24.21	$22.84
Changes in shareholders' equity:
Net income excluding net investment gains	0.70	0.83
Net of tax realized investment gains	0.28	0.12
Net of tax unrealized investment gains (losses):
Fixed income securities	(0.47)	0.46
Equity securities	0.38	0.06
Total net of tax realized and unrealized investment gains	0.19	0.64
Dividends declared	(0.315)	(0.290)
Other – net	(0.26)	0.17
Net change	0.32	1.35
Ending balance	$24.53	$24.19
Change for the period	1.3%	5.9%
Change for the period, inclusive of dividends declared	2.6%	7.2%

Total capital returned to shareholders during the quarter was $237.5, comprised of $76.7 in dividends and $160.7 in share repurchases.

Old Republic International Corporation

Financial Supplement

A financial supplement to this news release is available on the Company's website: www.oldrepublic.com

Conference Call Information

Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its first quarter 2026 performance and to review major operating trends and business developments. The call can be accessed live on Old Republic's website at www.oldrepublic.com or by dialing 1-800-715-9871, passcode 8649152. Interested parties may also listen to a replay of the call through April 30, 2026 by dialing 1-800-770-2030, passcode 8649152, or by accessing it on Old Republic's website.

About Old Republic

Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500, we are a leader in underwriting and risk management services for business partners across the United States and Canada. Our specialized operating companies are experts in their fields, enabling us to provide tailored solutions that set us apart. For more information, please visit www.oldrepublic.com.

Forward-Looking Statements

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally include words such as "expect," "predict," "estimate," "will," "should," "anticipate," "believe," and similar expressions. Any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance.

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Old Republic's Specialty Insurance segment results can be affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors; general economic considerations, including the levels of investment yields, inflation rates, and the impacts of tariffs; periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, and work-related injuries; claims development and the impact on loss reserves; adequacy and availability of reinsurance; uncertainties in underwriting and pricing risks; and unanticipated external events. Old Republic's Title Insurance segment results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, and employment trends. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income, the levels of investments held, and period-to-period variations in the costs of administering the Company's widespread operations. In addition, results could be particularly affected by technology and security breaches or failures, including cybersecurity incidents.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2025 Form 10-K, and the various risks, uncertainties, and other factors that are included from time to time in other Securities and Exchange Commission filings.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and Chief Executive Officer	Analysts/Investors: Joe Calabrese/jcalabrese@mww.com